JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

Dimensional Fund Advisors LP

AMENDMENT (the “Amendment”) made as of the 8th of December, 2016 to the Subadvisory Agreement dated September 23, 2015 (the “Agreement”) between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Dimensional Fund Advisors LP, a Delaware limited partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

Appendix A to the Agreement is hereby amended and restated in its entirety as set forth in Appendix A to this Amendment.

2. EFFECTIVE DATE

This Amendment shall become effective on December 15, 2016, following approval of the Amendment by the Board of Trustees of the Trust.

3. MISCELLANEOUS

Except as set forth herein, all provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Amendment.

[Signatures page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Advisers, LLC

By:	/s/Leo Zerilli
Name: Leo Zerilli
Title: Senior Vice President and Chief Investment Officer

Dimensional Fund Advisors LP
By: Dimensional Holdings Inc., its general partner

By:	/s/Carolyn O
Name: Carolyn O
Title: Vice President

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for each Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Excess Over
	$300 million of	$300 million of
Portfolio	Aggregate Net Assets*	Aggregate Net Assets*
John Hancock Multifactor Large Cap ETF
John Hancock Multifactor Mid Cap ETF
John Hancock Multifactor Healthcare ETF
John Hancock Multifactor Technology ETF
John Hancock Multifactor Financials ETF
John Hancock Multifactor Consumer Discretionary ETF
John Hancock Multifactor Consumer Staples ETF
John Hancock Multifactor Energy ETF
John Hancock Multifactor Industrials ETF
John Hancock Multifactor Materials ETF
John Hancock Multifactor Utilities ETF
John Hancock Multifactor Developed International ETF

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust subadvised by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios subadvised by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s).

Trust Portfolio(s)	Other Portfolio(s)
John Hancock Multifactor Large Cap ETF	N/A
John Hancock Multifactor Mid Cap ETF	N/A
John Hancock Multifactor Healthcare ETF	N/A
John Hancock Multifactor Technology ETF	N/A
John Hancock Multifactor Financials ETF	N/A
John Hancock Multifactor Consumer Discretionary ETF	N/A
John Hancock Multifactor Consumer Staples ETF	N/A
John Hancock Multifactor Energy ETF	N/A
John Hancock Multifactor Industrials ETF	N/A
John Hancock Multifactor Materials ETF	N/A
John Hancock Multifactor Utilities ETF	N/A
John Hancock Multifactor Developed International ETF	N/A

For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.